Westway Group, Inc. Reports 46% Increase in Third Quarter Earnings

NEW ORLEANS, November 14, 2011 (GLOBE NEWSWIRE) -- Westway Group, Inc. (Nasdaq: WWAY) today reported a 46% increase in consolidated Adjusted EBITDA for the three months ended September 30, 2011 of $12.5 million compared to $8.5 million for the corresponding period of 2010. Westway Group Inc., also recognized consolidated net income for the three months ended September 30, 2011 of $3.0 million, compared to $888,000 for the corresponding period of 2010.

For the nine months ended September 30, 2011, the Company reported consolidated Adjusted EBITDA of $34.7 million compared to $30.2 million for the corresponding period of 2010, an increase of $4.5 million. The Company also recognized consolidated net income for the nine months ended September 30, 2011 of $6.9 million compared to $3.8 million for the corresponding period of 2010.

James Jenkins, Chief Executive Officer of the Company, stated, "Our operating companies have continued to demonstrate positive results. The liquid feed business, in particular, has produced high sales volume in the third quarter by providing our customers with products that meet their price points and business needs in response to a changing market environment."

"Global demand for storage has remained strong in the U.S. and the United Kingdom. Certain of our European markets, however, have continued to experience softness due to various local issues, including volatility in oil industry pricing and renewable energy subsidies. This has led to localized excess supply of storage in those markets. We believe, nonetheless, that the overall state of the storage market remains healthy and that the current excess supply will correct as the oil markets stabilize.

"Our current expansion projects are progressing timely and on budget, and they are expected to produce revenue streams in the latter part of 2011. We completed our 2.5 million gallon expansion in Houston 2 and have been recognizing income since September."

"Additionally, our Board has declared and paid our first quarterly dividend of $0.04 per share of common stock. We believe this dividend is consistent with our goal of building shareholder value, both in terms of our stock price and liquidity in the trading volume of our stock. By this means, we are providing a reward to our current shareholder base and are working to broaden our existing shareholder base to include more investors that focus on income, as well as growth, in their investment decisions."

Third Quarter 2011 Highlights:

  Consolidated Net Revenue increased $25.7 million, or 33% to $103.0 million as compared to $77.3 million in the third quarter of 2010.
  In August 2011, the Board of Directors declared our first quarterly dividend of $0.04 per share of common stock, payable in cash or common stock on October 24, 2011 to holders of record on September 9, 2011 of our common stock and participating preferred stock.
  Tonnage sold in our liquid feed supplements business during the third quarter of 2011 totaled 465,000 tons, an increase of 21% compared to the same period in 2010. Dollar gross profit in our feed business also increased $2.8 million, or 28%, during the third quarter of 2011 compared to the same period in 2010.
  In our bulk liquid storage business, 2.5 million gallons of new tank capacity was added at our Houston,TX #2 terminal and has been leased as of September 2011. An additional 8 million gallons of new capacity at our Houston, TX #1 terminal is on budget and scheduled to be completed and expected to be leased by the end of 2011.
  Also in our bulk liquid storage business, three tanks totaling 1.4 million gallons of the nine tanks scheduled for completion in the second half of 2011 at our Amsterdam, Netherlands terminal were completed and subsequently leased in July 2011. The remaining six tanks totaling 2.8 million gallons are expected to be completed and available for lease in the fourth quarter of 2011.

  Cost control measures implemented in 2011 and lower overhead expenses have resulted in a decrease of $1.3 million or 26%, in corporate-related general and administrative expenses during the third quarter of 2011 compared to the same period in 2010.
  Interest expense decreased by $391,000 or 29%, for the third quarter of 2011 compared to the third quarter of 2010 primarily due to the recent amendment to our credit facility signed in July 2011 which resulted in a reduction of interest rates and commitment fees payable. This amendment also extended the maturity date of the overall facility which allows a longer amortization period for debt financing costs.
  Mr. Paul Chatterton was elected to the Board of Directors of the Company in August 2011. Mr. Chatterton previously served in a senior management role for Westway Terminals from 1997 through 2007. His addition to the Board brings extensive knowledge and experience in terminal operations both domestically and internationally.

In early November 2011, we announced that our subsidiary Westway Terminal Company LLC is in the process of further expanding both of its Houston, Texas bulk liquid storage terminals-Houston 1 and Houston 2. At our Houston 1 facility, we will be constructing six new 1 million gallon tanks, three new dock lines as well as the associated inbound and outbound marine and land traffic infrastructure. This project is Phase 7 of the Houston 1 expansion program which will maximize utilization of our land bank and improve the economic efficiencies of this site. The Houston 1 facility has been at or near 100% utilization, with demand for storage exceeding the phased expansion program that we have undertaken. Concurrently with the work at Houston 1, we will be constructing four new 630 thousand gallon tanks at the Houston 2 facility-- which will be Phase 6 in this expansion program. The Houston 2 facility is near 100% utilization as the demand for non-fuel product storage continues to be strong in this market.

Third Quarter 2011 Results Compared to Third Quarter 2010 Results

The following is a discussion of results for the third quarter of 2011, compared to results for the third quarter of 2010.

Three Month Comparison of Consolidated Performance (in thousands) (Unaudited)

	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010
	Consolidated	Consolidated

Net Revenue	$103,042	$77,287
Adjusted EBITDA (1)	12,453	8,536
Net Income (loss)	3,047	888

  Consolidated net income increased to $3.0 million as compared to $888,000 for the third quarter of 2010.

  Consolidated Adjusted EBITDA was $12.5 million compared to $8.5 million, an increase of $3.9 million or 46%, which was primarily the result of higher liquid feed sales and dollar gross profit during the third quarter of 2011.
  Consolidated net revenue increased $25.7 million or 33% to $103 million as compared to $77.3 million in the third quarter of 2010.
  In the bulk liquid storage business, net revenue totaled $21.9 million, an increase of $640,000 or 3%, over the third quarter of 2010. Our total bulk liquid storage capacity (net of disposals and not including construction in progress) increased to 354 million gallons at the end of the third quarter 2011 as a result of recent expansion in Houston 2 and Amsterdam.
  In the liquid feed supplements business, net revenue totaled $81.1 million, an increase of $25.1 million or 45%, over the third quarter of 2010. Volume for the third quarter of 2011 increased 21% to 465,000 tons compared to 384,000 tons for the same period in 2010.

First Nine Months 2011 Results Compared to First Nine Months 2010 Results

The consolidated results for the nine-month period ended September 30, 2011 are compared to results for the same period in 2010.

Nine Month Comparison of Consolidated Performance (in thousands) (Unaudited)

	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
	Consolidated	Consolidated

Net Revenue	$290,186	$246,372
Adjusted EBITDA (1)	34,682	30,227
Net Income (loss)	6,899	3,770

  Consolidated net revenue increased $43.8 million or 18% to $290.2 million as compared to $246.4 million for the first nine months of 2010.
  Consolidated net income for the first nine months of 2011 was $6.9 million, an increase of $3.1 million or 83%, compared to $3.8 million for the first nine months of 2010.
  Consolidated Adjusted EBITDA was $34.7 million compared to $30.2 million, an increase of $4.5 million, which was primarily the result of higher liquid feed sales and dollar gross profit during the first nine months of 2011.
  In the bulk liquid storage business, net revenue increased $1.2 million to $66.7 million for the first nine months of 2011 as compared to $65.6 million for the first nine months of 2010. Our total terminal storage capacity (net of disposals and not including construction in progress) increased to 354 million gallons at the end of the third quarter 2011 as a result of recent expansion in Houston 2 and Amsterdam.
  In the liquid feed supplements business, net revenue totaled $223.5 million, an increase of $42.7 million or 24%, over the first nine months of 2010. Volume for the first nine months of 2011 increased 13% to 1.3 million tons compared to 1.2 million tons for the same period in 2010.

Reconciliations of Net Income to Adjusted EBITDA: (in thousands) (unaudited)

Net income differs from Adjusted EBITDA primarily due to certain non-cash expenses, which have been excluded from Adjusted EBITDA (see the reconciliation below). Adjusted EBITDA is presented in this release because it is an important supplemental measure of our performance used by management in the evaluation of the performance of the Company. EBITDA-based measures are frequently used by securities analysts, investors and other interested parties in the evaluation of businesses.

	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
	Consolidated	Consolidated	Consolidated	Consolidated

Net Income	$3,047	$888	$6,899	$3,770
Interest expense, net	942	1,333	3,509	3,864
Income tax provision	1,713	(366)	3,521	1,003
Depreciation and amortization	6,490	6,123	19,134	19,401
Founder warrant expense	-	-	-	1,381
Stock compensation expense	219	175	848	425
Loss on disposal of property, plant, and equipment	42	383	771	383

Adjusted EBITDA (1)	$12,453	$8,536	$34,682	$30,227

Note 1- Adjusted EBITDA, as used herein, is defined as net income plus interest expense net of interest income, income tax provision, depreciation and amortization, founder warrant expense, stock compensation expense, and net loss on disposal of plant, property, and equipment. Adjusted EBITDA is not a U.S. generally accepted accounting principle ("GAAP") measure of performance or liquidity. Other companies may calculate Adjusted EBITDA differently. Our Adjusted EBITDA numbers, as well as other information in this press release, should be read in conjunction with our 10-Q filed today.

2011 Third Quarter Results Conference Call

The Company has scheduled a conference call, following this earnings release, to be held on Tuesday, November 15, 2011, at 10:00 a.m., Central Time, 11:00 a.m., Eastern Time. During the call, the Company's Chief Executive Officer, James Jenkins, and Chief Financial Officer, Thomas Masilla, will discuss Westway's financial results. Financial information referenced during the conference call will be posted to the "Investor Relations" section of the Company's website, http://www.westway.com.

To participate in the conference call, dial (877) 312-9404 or (408) 774-4004 (international) and provide conference identification code 25262240. The Company intends to have a playback available for seven days following the conference call, which may be accessed by calling (855) 859-2056 or (404) 537-3406 and providing conference identification code 25262240. Thereafter, a playback will be available on the Company's website at http://www.westway.com for three months following the conference call.

Forward-Looking Statements.  This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "will," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions.  We have based our forward-looking statements on our current expectations and projections about future events.  Our forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our Form 10-Q filed today, our Form 10-K filed on March 31, 2011, and other SEC filings.

About Westway Group, Inc.  Westway Group, Inc. ("Westway") is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements.

For more information for periods ending September 30, 2011 and September 30, 2010, please refer to the Company's Form 10-Q, which will be available on Westway's website address at www.westway.com.

CONTACT: Thomas A. Masilla, Jr., Chief Financial Officer of Westway Group, Inc., +1-504-636-4245

Summarized Financial Data (in thousands) (Unaudited)
Balance Sheet - Selected Items	As of
	September 30, 2011	December 31, 2010
ASSETS
Total current assets	$ 78,642	$ 76,674
Property, plant and equipment, net	320,205	313,491
Total assets	503,463	495,221

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$ 42,246	$ 49,194
Borrowings under credit facilities	92,619	88,534
Deferred income taxes	68,406	64,624
Total liabilities	203,961	203,012
Total stockholders' equity	299,502	292,209
Total liabilities and stockholders' equity	503,463	495,221

Income Statement - Selected Items
	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010

Total net revenue	$ 103,042	$ 77,287	$ 290,186	$ 246,372
Total costs of sales	68,393	46,079	187,593	147,794
Other operating costs and expenses	14,182	13,064	43,502	41,913
Depreciation and amortization	6,490	6,123	19,134	19,401
Selling, general and administrative expenses	8,105	9,674	24,804	26,544
Founder warrant expense	-	-	-	1,381
Operating Income	5,872	2,347	15,153	9,339

Net Income	3,047	888	6,899	3,770
Net income (loss) applicable to participating stockholders	1,301	-	1,301	-
Net income (loss) applicable to common stockholders	615	(171)	2,213	598

Earnings (loss) per share of common stock:
Basic	$ 0.02	$ (0.01)	$ 0.06	$ 0.01
Diluted	$ 0.02	$ (0.01)	$ 0.06	$ 0.01

Dividends declared per share	$ 0.04	$ -	$ 0.04	$ -